Exhibit 99.1

Pharma-Bio Serv Announces Results for the Quarter Ended
April 30, 2017

DORADO, PUERTO RICO / ACCESSWIRE / June 14, 2017 / Pharma-Bio Serv, Inc. (Pharma-Bio Serv or the Company) (OTCQB: PBSV), a compliance, project management and technology transfer support consulting firm, that provides services to the pharmaceutical, biotechnology, chemical, medical device, cosmetic, food and allied products industries, today announced net revenues for the three and six months ended April 30, 2017 were $3.9 and $8.0 million, respectively, a decrease of approximately $1.2 and $2.1 million, or 23.6% and 20.6%, respectively, when compared to the same periods last year. The decline for the three months ended April 30, 2017, when compared to the same period last year, is mainly attributable to a decline in projects in the Puerto Rico, United States and Brazil consulting markets of $1.1, $0.1 and $0.1 million, respectively, partially offset by a gain in the Calibrations operation of approximately $0.1 million. Other Company divisions sustained minor revenue gains/losses or remained constant, when compared to the same period last year. The decline for the six months ended in April 30, 2017, when compared to the same period last year, is mainly attributable to a decline in projects in the Puerto Rico, United States and Brazil consulting markets for $1.9, $0.1 and $0.1 million, respectively, plus a decline in the Puerto Rico Lab operation of $0.1 million, partially offset by a gain in Calibrations operation of approximately $0.2 million. Other Company divisions sustained minor revenue gains/losses or remained constant.

Selling, general and administrative expenses for the three and six months ended April 30, 2017 were approximately $1.4 and $2.8 million, a decrease of approximately $63,000 and $22,000, respectively. The Company net investments for new business development positions for the three and six months ended April 30, 2017 were approximately $21,000 and $138,000 more than the same period last year, respectively, these expenses were offset by savings on other operational support expenses in the aggregate amount of $84,000 and $160,000, respectively.

For the three and six months ended April 30, 2017, we incurred a net loss of approximately $0.3 and $0.7 million, respectively, a decrease in earnings of $0.4 and $1.1 million when compared to the same periods last year. The variance is mainly attributable to the decline in revenue and gross margin, and net investment on business development, partially offset by savings in other operational support expenses.

For the three and six months ended April 30, 2017, loss per common share for both basic and diluted were $0.014 and $0.031, respectively, a common share basic and diluted decrease of $0.016 and $ 0.048 when compared to the same periods last year, respectively. The variance is mainly attributable to the decrease in net earnings when compared to the same periods last year.

"Pursuing our goals to achieve long-term profitability, we continue to refocus our strategies with a more streamlined business development approach on non-performing operations. We remain confident that our continued investment in our consulting team, new markets and services, Lab facilities and equipment will yield continued and sustainable growth for the Company in the future,” said Victor Sanchez, CEO of Pharma-Bio Serv.

About Pharma-Bio Serv, Inc.

Pharma-Bio Serv is a compliance, project management and technology transfer support consulting firm, headquartered in Puerto Rico, with operations in the U.S., Ireland and Spain. Pharma-Bio Serv's core business is FDA and other international regulatory compliance agency related services, with integrated portfolio services including microbiological and chemical testing services for clients in the Pharmaceutical, Biotechnology, Chemical, Medical Device, Cosmetic, Food and Allied Products industries. The Company's services also include "Pharma Serv Academy," a division that provides technical and regulatory standards seminars/training conducted by industry experts. The Company's global team includes leading engineering and life science professionals, quality assurance managers and directors.

Forward Looking Statements

This news release contains "forward-looking statements" within the meaning of the U.S. federal securities laws, which statements may include information regarding the plans, intentions, expectations, future financial performance, or future operating performance of Pharma-Bio Serv. Forward-looking statements are based on the expectations, estimates, or projections of management as of the date of this news release. Although Pharma-Bio Serv's management believes these expectations, estimates, or projections to be reasonable as of the date of this news release, forward-looking statements are inherently subject to significant business risks, economic and competitive uncertainties, or other contingencies, which could cause its actual results or performance to differ materially from what may be expressed or implied in the forward-looking statements. There can be no assurance that the processes being undertaken by Pharma-Bio Serv will result in growth through business development or mergers and acquisitions. Important factors that could cause Pharma-Bio Serv's actual results or performance to differ materially from the forward-looking statements include those set forth in the "Risk Factors" section of Pharma-Bio Serv's Annual Report on Form 10-K for the year ended October 31, 2016, and in its other filings with the Securities and Exchange Commission, which filings are available on www.sec.gov. Pharma-Bio Serv disclaims any intention or obligation to update or revise any forward-looking statements to reflect subsequent events and circumstances, except to the extent required by applicable law.

Investor Relations Contact:

Scott Gordon
President
CorProminence LLC
scottg@corprominence.com
631 703 4900